Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Petros Pharmaceuticals, Inc. (formerly Metuchen Pharmaceuticals, LLC) on Form S-1 to be filed on or about January 6, 2022, of our report dated March 31, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019, and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

January 6, 2022